EXHIBIT 4.1

TO:               Dr. Giancarlo Gaggero ("Gaggero")
                  and
                  Data Strategies International, Inc. ("DSI")

DATE:             March 18, 2004

SUBJECT:          TERMINATION AND SHARE TRANSFER AGREEMENT ("Agreement")

This notice contains certain important information associated with the formal termination and separation from Front Porch Digital Inc. ("FPDI") and the formal termination of services for, FPDI. Your respective signatures are evidence of your respective acceptance of this Agreement.

DELIVERY OF SHARES TO GAGGERO: In consideration and satisfaction in full of all past employment and/or consulting compensation for services Gaggero performed for FPDI and any and all unpaid salary or vacation pay owing to Gaggero by FPDI on the date hereof, FPDI will issue Gaggero 1,433,334 shares of freely tradable, unrestricted common stock of FPDI (based upon an agreed price of fifteen cents ($0.15) per share) within ten (10) business days of the earlier to occur of (a) the date of execution of this Agreement, or (b) the date of execution of that certain Compromise Settlement Agreement ("CSA") entered into by and among FPDI, Gaggero, DSI, and others.

DELIVERY OF SHARES TO DSI: In consideration and satisfaction in full of all past consulting compensation for services DSI performed for FPDI and any and all unpaid salary or vacation pay owing to DSI by FPDI on the date hereof, FPDI will issue DSI 400,000 shares of freely tradable, unrestricted common stock of FPDI (based upon an agreed price of fifteen cents ($0.15) per share) within ten (10) days of the earlier to occur of (a) the date of execution of this Agreement., or
(b) the date of execution of the CSA.

COMPANY PROPERTY: Gaggero and DSI are required to return all FPDI property, including files, documents, computer software, remote computer access tokens, company credit cards, company telephone codes, building or equipment keys and any other equipment. If Gaggero or DSI subscribed to any Internet on-line services, such as newsletters or other updates, Gaggero and DSI are responsible for canceling said subscriptions. If Gaggero or DSI discover any FPDI property in their possession in the future, please promptly return it to Human Resources.

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Signatures:



FRONT PORCH DIGITAL, INC.



/s/ Michael Knaisch                                    March 31, 2004
-------------------------------------                  ---------------------
Michael Knaisch, CEO                                          Date



DR. GIANCARLO GAGGERO



/s/ Giancarlo Gaggero                                  March 19, 2004
--------------------------------------------           ---------------------
Dr. Giancarlo Gaggero                                         Date



DATA STRATEGIES INTERNATIONAL, INC.



By:/s/ Jeanne Gaggero                                  March 19, 2004
   -----------------------------------------           ---------------------
   Name: Jeanne Gaggero                                     Date
   Title: President






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